Exhibit 10.1

January 9, 2019

Mr. Steven Krause

325 Randolph Street

Burlington, WI 53105

via email: SteveKrause815@gmail.com

Dear Steve,

On behalf of Senestech, I am pleased to confirm the details of your employment as Executive Vice President Sales & Marketing. We look forward to having you leading our team and helping us further our growth and profitability. I know Senestech offers the environment and challenges that you seek, and I am sure you will enjoy the Company.

This letter summarizes the basic employment terms and conditions of our offer. These are:

●	Title: Executive Vice President of Sales and Marketing
●	Reports To: Chief Executive Officer, Mr. Ken Siegel
●	Start Date: Monday, February 17, 2020
●	Compensation: Base salary of $200,000 per annum plus incentive programs, detailed below. Salary is paid on a bi-monthly basis, subject to deductions for taxes and other withholdings as required by law or the policies of the company. Pay dates are the fifteenth and end of each month. A portion, of all of performance bonuses, may be paid in stock at the discretion of the Company.

●	Incentive Programs:

○	Bonus Program: You will be eligible to participate in the Sales Bonus Program. The “target” of your incentive is 25% of your annual salary. Note that the actual annual award will be determined based on your individual contribution during each performance year as well as on the results achieved against select metrics of our annual business plan.

○	Stock Option Incentive Program: This award will be determined based upon your individual contribution and financial results as determined by annual financial targets and key productivity indicators during the fiscal year. Your award will have a three-year vesting schedule (taxable upon vesting).

○	Other terms of Incentive Programs:
■	The target amounts, the metrics, pay-out formulas, and conditions of the Short-Term Incentive and the Long-Term Incentive Program may be periodically revised or altered by the SenesTech Board of Directors to reflect changing environmental or business conditions. Should changes occur, they will have no retroactive impact and you will receive appropriate notice.

928.779.4143 | 3140 N. Caden Court, Flagstaff, AZ 86004

www.senestech.com

■	Bonuses, if due, are typically paid in within three weeks following approval of the financial results for the fiscal year and are contingent upon the participant’s continued employment with the Company at the time they are to be paid.

●	Signing Bonuses:

○	Signing Bonus: In consideration of your acceptance of a lower base salary, you will be given a one-time bonus of $25,000 cash and 25,000 in company stock options.

■	Stock Options: Subject to approval by the Board of Directors, as part of this employment offer, you will be granted options to purchase 25,000 shares of the Company’s common stock at the fair market value as determined by the Board of Directors as of the date of grant (the “Option”). The Option will expire five years from the date of grant and will vest 1/36th per month over the first three years. All terms, conditions, and limitations of the Option will be set forth in your grant notice and agreement and the Option will be governed by the Company’s 2018 Equity Incentive Plan (the “Plan”). If you have additional questions, or would like a copy of the Plan, please let us know.

○	Forgone Bonus: In consideration of your foregone compensation at your previous employer, the Company will pay you a one-time Sign-On Bonus of $60,000, minus all appropriate deductions for local, state, federal and payroll tax withholdings. This Bonus will be paid in the first pay period in May.

●	Vacation and Sick Time: You will be entitled to 20 days (four weeks) of vacation per year and five days (one week) of sick per year. To the extent possible, time off should be scheduled in consultation with your supervisor to minimize the disruption to the Company’s business. Senior leadership are encouraged to take some personal time each quarter to foster a positive work-life balance. Vacation and sick leave are provided on an accrual basis and employees begin to accrue from the first day of employment. Additionally, you will be awarded two personal/floating holidays which can be used in addition you your annual vacation and sick. Unused vacation can be carried over year-to-year, up to twice your annual award. Unused sick time and floating holidays do not carry over but are reset annually each January.

●	Holidays: The following twelve paid holidays are recognized by the Company; each calendar year may vary slightly depending on the day of the week on which the holiday falls:

○	New Year’s Day
○	Martin Luther King, Jr. Day
○	Staff Appreciation Day (3rd Friday in March)
○	Memorial Day
○	Independence Day
○	Labor Day
○	Veteran’s Day
○	Thanksgiving Day and Friday following
○	Christmas Eve and Christmas Day
○	New Year’s Eve (most years)

●	Benefits: This position is eligible for all company benefits. We provide health care coverage through ADP Total Source & United Healthcare, with an employer contribution. We offer medical, dental, vision, and basic life insurance plans. You will become eligible for the Company’s employee benefits on the first day of the month following your start date. More detailed benefit information is provided through ADP, following your on-boarding. Copies of our plan details can be provided upon request.

928.779.4143 | 3140 N. Caden Court, Flagstaff, AZ 86004

www.senestech.com

●	Upon completion of your first 90 days with SenesTech you will be eligible for the 401(K) program. Please note we do not currently offer employer-match but hope to in the future.

●	Location & Support: While this position is housed in our corporate offices in Phoenix, Arizona with frequent domestic travel required, there is no expectation for your relocation at this time. SenesTech, will provide you necessary equipment and materials to telecommute from your home.

○	SenesTech will coordinate your professional travel to ensure compliance with our travel polices and use of preferred vendors. Additionally, reasonable expenses incurred during the course of business will be reimbursed.
○	SenesTech will provide you administrative support and access to business tools to effectively manage your team and meet your performance goals.

As with all our employees, your employment at Senestech is “at -will”. This means that your employment continues so long as both SenesTech and you agree that it should. Both SenesTech and you have the right to terminate the employment relationship at any time and for any, or no, reason.

This letter will supersede any prior oral or written understanding concerning compensation or other terms of your employment, and any changes with respect to your compensation arrangements must be in writing and signed on behalf of SenesTech.

Congratulations on your role as Executive Vice President Sales & Marketing for SenesTech. Those of us who met with you during the interview process were very impressed with your qualifications, accomplishments, and capabilities. We believe that you are a very good fit with our team overall and are optimistic that you will accept our offer. We look forward to you joining SenesTech.

If you find these terms acceptable, please sign a copy of this letter in the space provided below, scan it, and e-mail it back by 13 January 2020. If you have any questions, do not hesitate to contact me at (928) 310-8210

Sincerely,

/s/ Ken Siegel
Ken Siegel
Chief Executive Officer

This letter has been read and fully understood. I accept all the terms of employment as specified.

/s/ Steven Krause	12 January 2020
Steven Krause	Date

CC: HR File

928.779.4143 | 3140 N. Caden Court, Flagstaff, AZ 86004

www.senestech.com